SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2009

ARTHROCARE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-027422	94-3180312
(State or other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

7500 Rialto Blvd., Building Two, Suite 100
Austin, TX 78735
(512) 391-3900

(Address and Telephone Number of Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in the press release attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference, on February 18, 2009, ArthroCare Corporation (the “Company”) announced that Michael A. Baker, the Company’s President and Chief Executive Officer, was departing the Company, and the naming of David Fitzgerald as Acting President and Chief Executive Officer.  Following Mr. Baker's departure and over the course of the day on February 18, 2009, Mr. Baker and the Company’s Board of Directors reached agreement on the terms of the termination of his employment agreement, which resulted in Mr. Baker formally resigning his position as President and Chief Executive Officer of the Company and his membership on the Company’s Board of Directors.

Mr. Baker will receive no compensation, severance or other payments in connection with his resignations either under his employment agreement with the Company or otherwise.  In connection with his resignation letter, which is attached hereto as Exhibit 99.2 and incorporated into this Item 5.02 by reference, Mr. Baker agreed that prior to February 18, 2010 he will solicit neither the Company’s employees nor its customers and the Company agreed that the provisions in Mr. Baker’s employment agreement that could limit his ability to compete with the Company are not operative.  The terms of Mr. Baker’s agreement with the Company with respect to the Company’s confidential and proprietary information will remain operative.

Item 7.01	Regulation FD Disclosure.

Please refer to Exhibit 99.1, which is incorporated into this Item 7.01 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit Number	Title
99.1	Press Release dated February 18, 2009
99.2	Resignation Letter of Michael A. Baker dated February 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2009	ARTHROCARE CORPORATION

	By:	/s/ David Fitzgerald
David Fitzgerald
Acting Chief Executive Officer